                     [DAILEY INTERNATIONAL INC. LETTERHEAD]


                               February 20, 1998


Re:      Dailey International Inc. and Subsidiary Guarantors
         Withdrawal of Registration Statement on Form S-4
         Registration Nos. 333-38203, 333-38203-01, 333-38203-02, 333-38203-03,
         333-38203-04, 333-38203-05, 333-38203- 06, 333-38203-07, and
         333-38203-08
--------------------------------------------------------------------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Ladies and Gentlemen:

         Pursuant to Rule 477 under the Securities Act of 1933, each of the undersigned (the "Companies") hereby requests that its Registration Statement on Form S-4 for Dailey International Inc.'s ("Dailey") 9 3/4% Senior Notes due 2007, Series B (the "Registration Statement")(Reg. Nos. 333-38203, 333-38203-01, 333-38203-02, 333-38203-03, 333-38203-04, 333-38203-05,
333-38203-06, 333-38203-07 and 333-38203-08), be withdrawn.

         Pursuant to the Registration Statement, the Companies registered $115,000,000 aggregate principal amount of Dailey's 9 3/4% Senior Notes due 2007, Series B (the "Notes"), with a maximum aggregate offering price of $120,750,000 in connection with Dailey's Offer of Exchange. The Commission never declared the Registration Statement effective. Dailey has reacquired all of the Notes due and none of the Notes have been or will be issued or sold under the Registration Statement.

         Each of the Companies requests that the Commission consent to this withdrawal.

                                              Very truly yours,

                                              DAILEY INTERNATIONAL INC.



                                              By: /s/ William D. Sutton
                                                 ----------------------------
                                                 William D. Sutton
                                                 Senior Vice President, General
                                                 Counsel and Corporate Secretary


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
                                     DAILEY ENERGY SERVICES, INC.



                                     By: /s/ David T. Tighe
                                         ----------------------------------
                                         David T. Tighe
                                         Vice President (Principal
                                         Financial and Accounting Officer)



                                     DAILEY INTERNATIONAL SALES CORPORATION



                                     By: /s/ David T. Tighe
                                         ----------------------------------
                                         David T. Tighe
                                         Vice President (Principal
                                         Financial and Accounting Officer)



                                     COLUMBIA PETROLEUM SERVICES CORP.



                                     By: /s/ David T. Tighe
                                         ----------------------------------
                                         David T. Tighe
                                         Vice President (Chief
                                         Financial and Accounting Officer)



                                     INTERNATIONAL PETROLEUM SERVICES, INC.



                                     By: /s/ David T. Tighe
                                         ----------------------------------
                                         David T. Tighe
                                         Vice President (Principal
                                         Accounting Officer)

                                    DAILEY ENVIRONMENTAL
                                    REMEDIATION TECHNOLOGIES, INC.



                                    By: /s/ David T. Tighe
                                        ----------------------------------------
                                        David T. Tighe
                                        Vice President (Principal
                                        Financial and Accounting Officer)



                                    DAILEY WORLDWIDE SERVICES, CORP.



                                    By: /s/ David T. Tighe
                                        ----------------------------------------
                                        David T. Tighe
                                        Vice President (Principal
                                        Financial and Accounting Officer)



                                    AIR DRILLING INTERNATIONAL, INC.



                                    By: /s/ David T. Tighe
                                        ----------------------------------------
                                        David T. Tighe
                                        Vice President



                                    AIR DRILLING SERVICES, INC.



                                    By: /s/ David T. Tighe
                                        ----------------------------------------
                                        David T. Tighe
                                        Vice President